Exhibit 99.1

ELDORADO RESORTS COMPLETES ACQUISITION OF GRAND VICTORIA CASINO

Accretive Acquisition Further Expands Eldorado’s Regional Gaming Platform

With Addition of Premier Gaming Destination in Chicagoland Market

Reno, Nev., (August 7, 2018) — Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado” or the “Company”) announced today that it completed the previously announced purchase of the Grand Victoria Casino (“Grand Victoria”) in Elgin, Illinois for total consideration of $327.5 million in cash, subject to a customary working capital adjustment. The transaction was financed with cash on hand and borrowings under the Company’s revolving credit facility. The purchase price represents a multiple of approximately 9.0x trailing twelve months Adjusted EBITDA (for the period ended June 30, 2018) which Eldorado expects to reduce to approximately 6.0x or less within 18 months based on expected operating synergies and cost savings.

Gary Carano, Chairman and Chief Executive Officer of Eldorado, commented, “Grand Victoria Casino is an excellent addition to our operations and the transaction is consistent with our long-term strategy to build shareholder value by pursuing accretive acquisitions. As with our other recent acquisitions, we intend to quickly implement our proven integration and operating strategies, allowing us to increase margins and cash flow from the property and thus reduce the purchase multiple.

“Grand Victoria Casino is one of the premier casinos in the Chicagoland market and given the quality of the property, our immediate focus is on further enhancing the guest experience and operating results as there is no need to undertake capital investments at the property beyond normal maintenance expenses. We are very excited to welcome the Grand Victoria employees to the Eldorado family.”

Grand Victoria Casino, located in Elgin, Illinois, is approximately 40 miles west of downtown Chicago along the banks of the Fox River. The property features 1,088 slot machines, 30 table games, a 12-table poker room and four dining options, including Prime BurgerHouse, the award-winning Buckinghams Steakhouse & Lounge, the Indulge Show Kitchen Buffet and the 24-hour Crave Deli. It also offers 7,495 square feet of meeting and banquet space, event and concert facilities, a 1,450-space parking garage, and additional surface parking for 600 vehicles.

The transaction increases Eldorado’s property portfolio to twenty one properties in eleven states with a total of approximately 22,000 slot machines and VLTs and 640 table games, over 7,000 hotel rooms and approximately 13,000 team members.

BofA Merrill Lynch acted as exclusive financial advisor and Milbank Tweed Hadley & McCloy LLP acted as legal counsel to Eldorado in connection with the transaction.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty one properties in eleven states, including Colorado, Florida, Illinois, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 22,000 slot machines and VLTs and 640 table games, and over 7,000 hotel rooms. On April 16, 2018, the Company announced that it entered into an acquisition agreement for Tropicana Entertainment Inc. with the transaction expected to close in the 2018 fourth quarter. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.    Such risks, uncertainties and other important factors include, but are not limited to: (a) our ability to promptly and effectively implement our operating strategies and integrate the business of Eldorado and the Grand Victoria; (b) our ability to realize the expected synergies resulting from the combined operations; (c) the possibility that the business of the Grand Victoria may suffer as a result of the announcement of the transaction; (d) the ability to retain key employees of the Grand Victoria; (e) the impact of our substantial indebtedness on our operations and liquidity; (f) sensitivity of our operations to reductions in discretionary consumer spending; (g) governmental regulations and the impact of gaming taxes, fees and related obligations in jurisdictions in which we operate; and (h) other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, James Leahy
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

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